Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Lilis Energy, Inc. and Subsidiaries

San Antonio, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-185122, No. 333-212285 and No. 333-214822) of Lilis Energy, Inc. of our reports dated March 9, 2018, relating to the consolidated financial statements and the effectiveness of Lilis Energy, Inc.'s internal control over financial reporting, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting as of December 31, 2017.

/s/ BDO USA, LLP

Dallas, Texas

March 9, 2018